Exhibit 16.1

KPMG LLP
500 Seneca Street
Suite 600
Buffalo, New York 14204

March 22, 2018

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Financial Institutions, Inc. and subsidiaries (the Company) and, under the date of March 14, 2018, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2017 and 2016 and the effectiveness of internal control over financial reporting as of December 31, 2017. On March 19, 2018, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 22, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Financial Institutions, Inc.’s statement on the competitive process to select the Company’s independent registered public accounting firm or that the change was approved by the Audit Committee of the Board of Directors made in Item 4.01(a) and we are not in a position to agree or disagree with Financial Institutions, Inc.’s statements made in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP